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                        STOCK OPTION AGREEMENT

       This AGREEMENT is made as of January 22, 1996, between Communication Cable, Inc., a North Carolina corporation (the "Company"), and Pentair, Inc., a Minnesota corporation ("Pentair").

                            RECITALS

      The Company and Pentair have entered into an Agreement and Plan of Merger of even date herewith (the "Agreement") pursuant to which Pentair Acquisition Corporation, a North Carolina corporation, will, upon satisfaction of the terms and conditions of the Agreement, merge with and into the Company, by which the shareholders of the Company will receive cash for the value of their shares in the amount of $13.50 per share (the "Merger").

    To induce Pentair to enter into the Letter Agreement, the Company has agreed to grant to Pentair the Stock Option (as hereinafter defined).

NOW, THEREFORE, the parties hereto agree as follows:

    1. Grant of Stock Option. The Company hereby irrevocably grants to Pentair an option (the "Stock Option") to purchase up to 300,000 of the Company's common shares, par value $1.00 per share (the "Shares"), at a price of $13.50 per Share (the "Option Price").

    2. Exercise of Stock Option. The Stock Option may be exercised by Pentair, in one or more tranches, in whole or in part, at any time, or from time to time, by given notice on or before February 22, 1996.

    3. Notice of Exercise; Payment and Delivery of Certificate(s).

   (a) Notice of Exercise. In the event Pentair wishes to exercise the Stock Option, Pentair shall give written notice to the Company of its intention to do so, specifying the number of Shares to be purchased hereunder and the place and date for the closing of the purchase, which date shall be not later than five business days from the date such notice is given, unless any law or regulation does not permit the purchase to be consummated during such five-day period, in which case the date for the closing of the purchase shall be within two business days following the cessation of such restriction on consummation.

   (b) Payment and Delivery of Certificate(s). At any closing hereunder, Pentair shall pay the aggregate purchase price for the Shares to be purchased by delivery of a certified or bank cashier's check or wire transfer to the order of the Company in the amount of the Option Price multiplied by the number of Shares to be purchased. Upon receipt of payment, the Company will deliver to Pentair a certificate or certificates representing the Shares so purchased, registered in the name of Pentair or its designee, in the denominations designated by Pentair in its notice of exercise.



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    4. Representations and Warranties of the Company. The Company hereby represents and warrants to Pentair as follows:

   (a) Due Authorization. The Company has the requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company and is the valid and binding agreement of the Company.

   (b) Option Shares. Except for any filings required to be made with any governmental authorities, which filings shall be made as soon as possible after the date hereof, the Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Stock Option terminates, will have reserved for issuance, upon any exercise of the Stock Option, the aggregate number of Shares issuable upon exercise of the Stock Option (less the number of Shares previously issued upon any prior exercise of the Stock Option), which reserved Shares may be either authorized but unissued Shares or Shares held by the Company as treasury Shares, and all of which Shares, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interest, including any preemptive right of the shareholders of the Company.

    (c) No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving the Company, (ii) conflict with the terms, conditions or provisions of the charter or By-Laws of the Company, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any material agreement or other material instrument to which the Company is a party or by which the Company is bound. Subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"), neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will violate any provision of law applicable to the Company or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to the Company.

    5. Representations and Warranties of Pentair. Pentair hereby represents and warrants to the Company as follows:

   (a) Due Authorization. Pentair has the requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Pentair and has been duly executed by a duly authorized officer of Pentair and is the valid and binding agreement of Pentair.

   (b) Distribution. Any Shares to be acquired upon exercise of the Stock Options will not be acquired by Pentair with a view to the public distribution thereof and will not be transferred except in a


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transaction registered, or exempt from registration under, the Securities
Act of 1933, as amended (the "Securities Act").

     6. Adjustment Upon Changes in Capitalization. In the event of any change in the outstanding Shares by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of shares or securities subject to the Stock Option, the number and kind of shares or securities reserved for issuance upon exercise of the Stock Option, and the Option Price shall be appropriately adjusted. If, prior to the expiration or exercise of the Stock Option in full, the Company shall consolidate or merge into another corporation or liquidate, Pentair shall thereafter receive upon exercise of the Stock Option the securities or property to which a holder of the number of Shares issuable upon the exercise thereof would have been entitled upon such consolidation, merger or liquidation, and the Company shall take such steps in connection with such consolidation, merger or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter issuable upon exercise of the Stock Option.

   7. Registration Rights. Upon the request of Pentair, the Company agrees that upon exercise of the Stock Option (i) during a period of five years from the first purchase of Shares to effect up to three registrations under the Securities Act and any applicable state securities laws covering any part or all of such Shares acquired and (ii) to include any part or all of such Shares in any registration filed by the Company under the Securities Act and in any related applicable state securities laws registrations or applications in which such inclusion is permitted under applicable rules and regulations unless, in the written opinion of counsel to the Company, addressed to Pentair, which opinion shall be satisfactory to Pentair and its counsel, such action is not required for the prompt sale and distribution of such Shares to the public. The registrations and applications effected under this paragraph 7 shall be effected at the Company's expense except for underwriting discounts relating to the Shares sold on behalf of Pentair and except for fees of counsel to Pentair. In connection with any registration under this paragraph 7, the parties hereto agree to indemnify each other in the customary manner, and, in the case of an underwritten offering, the Company agrees to enter into an underwriting agreement in customary form and to indemnify Pentair and the underwriters, and Pentair agrees to indemnify the Company and the underwriters, in the manner and to the extent as is customary in such underwritten offerings. In the event of any demand for registration pursuant to clause (i) above, the Company may delay the filing of a registration statement for a period of up to 90 days if, in the good faith judgment of the Board of Directors of the Company, such delay is necessary in order to avoid interference with a planned material transaction involving the Company. With respect to any registration pursuant to clause (ii) above, if such registration relates to a firm commitment underwriting of securities to be sold by the Company, the Company may decline to include all or any portion of the Shares acquired by Pentair upon exercise of the Stock Options if the inclusion of such Shares would, in the judgment of the managing underwriter in such underwriting, materially interfere therewith.

    8. Extension of Option Period.

   (a) In the event that, on February 22, 1996, the Stock Option has not been exercised in full,


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and on such date the Stock Option may not be exercised by reason of any judicial or regulatory judgment, decree or order preventing or restraining such exercise, then the time within which the Stock Option may be exercised hereunder shall be extended until the first date thereafter on which such prohibition does not exist and has not existed for at least the three preceding consecutive business days (or such other time as the Company and Pentair agree upon).

     (b) In the event that, on the date specified in a notice of exercise, the purchase of the Shares may not be consummated by reason of any judicial or regulatory judgment, decree or order preventing or restraining such purchase, then the time for such purchase shall be extended until the first date thereafter on which such prohibition does not exist and has not existed for at least the three preceding consecutive business days (or such other time as the Company and Pentair agree upon).

     (c) The parties hereto shall use their reasonable best efforts to remove any prohibition of the giving of notice of exercise or the purchase of Shares upon exercise of the Stock Option, as the case may be, as soon as practicable.

     9. Remedies. The Company agrees that if for any reason Pentair shall have exercised its rights under the Stock Option and the Company shall have failed to issue any of the Shares subject to the Stock Option or to perform any of its other obligations under this Agreement, then Pentair shall be entitled to specific performance and injunctive and other equitable relief, and the Company further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that Pentair may have against the Company for any failure to perform its obligations under this Agreement.

     10. HSR Filing. As soon as practicable after the date hereof, each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act and to permit the purchase of the Shares subject to the Stock Options at the earliest possible date.

     11.  Miscellaneous.

     (a) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by facsimile, or by registered or certified mail, postage pre-paid, return receipt requested, to the respective parties as follows:

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To the Company:          Communication Cable, Inc.
                         1378 Charleston Drive
                         P.O. Box 1757
                         Sanford, NC 27331
                         Attention: James R. Fore
                         Facsimile: (919) 776-5601

   with a copy to:       McDaniel & Anderson
                         4942 Windy Hill Drive
                         P.O Box 58186
                         Raleigh, NC 27658
                         Attention: L. Bruce McDaniel
                         Facsimile: (919) 790-9273

   To Pentair:           Pentair, Inc.
                         1500 County Road B2 West
                         St. Paul, MN 55113-3105
                         Attention: Richard J. Cathcart
                         Facsimile: (612) 639-5209

   With copies to:       Henson & Efron, P.A.
                         1200 Title Insurance Building
                         400 Second Avenue South
                         Minneapolis, MN 55401
                         Attention: Louis L. Ainsworth
                         Facsimile: (612) 339-6364

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon actual receipt.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of North Carolina without giving effect to the principles of conflicts of laws thereof.

     (d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

     (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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     (f)  Effect of Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

     (g) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Company, except by operation of law, but may be assigned by Pentair to a direct or indirect wholly-owned subsidiary of Pentair.

     (h) Waiver. The conditions to each of the parties' obligations hereunder are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     IN WITNESS WHEREOF, the Company and Pentair have caused this Agreement to be duly executed and attested as of the day and year first above written.

     PENTAIR INC.                           COMMUNICATION CABLE, INC.


     By:                                    By:  /s/ James R. Fore
     Its: Executive Vice President          Its: President


And By:                                     And By:  /s/ Michael H. ??????
    Its: Secretary                              Its: Assistant Secretary